Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

SANUWAVE Health, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	500,000 (1)	$38.11 (2)	$19,055,000	$0.00015310	$2,918
Total Offering Amounts					$19,055,000		$2,918
Total Fee Offsets							-
Net Fee Due							$2,918

(1)	The aggregate number of shares to be registered is subject to adjustment by reason of stock splits, stock dividends and other events pursuant to the anti-dilution provision of the SANUWAVE Health, Inc. (the “Company”) 2024 Equity Incentive Plan, as amended. Accordingly, pursuant to Rule 416, this Registration Statement covers, in addition to the number of shares of the Company’s common stock shown in the table above, an indeterminate number of shares of Company common stock that may become issuable by reason of such provision.

(2)	Estimated pursuant to Rules 457(c) and Rule 457(h) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of the Company’s common stock as reported on the Nasdaq Global Market on August 18, 2025, which date is within five business days prior to filing this Registration Statement.